As filed pursuant to Rule 424(b)(3)
Registration No. 333-149995

PROSPECTUS SUPPLEMENT NO. 1
TO PROSPECTUS DATED APRIL 10, 2008

STONE CONSULTING SERVICES, INC.

500,000 Shares of Common Stock
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On October 30, 2008, our common stock received clearance to be quoted on the Over-the-Counter Bulletin Board maintained by the Financial Industry Regulatory Authority or "FINRA" ("OTCBB") under the symbol "STNV” at an initial bid of $0.07 and an ask of $0.10 per share, respectively.

This prospectus supplement should be read in conjunction with the prospectus, dated April 10, 2008, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in this prospectus supplement shall have the meanings given them in the prospectus.

Investing in our common stock involves risks.  Beginning on page 5 of the prospectus, we have listed several "Risk Factors" which you should consider.  You should read the entire prospectus carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.
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The date of this prospectus supplement is November 3, 2008